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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Grey Wolf Drilling Company 401(k) Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Grey Wolf Drilling Company (filed under Securities and Exchange Commission File No. 333-65049) of our report dated June 25, 2001, relating to the statements of net assets available for plan benefits of Grey Wolf Drilling Company 401(k) Plan as of December 31, 2000 and 1999 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2000, which report appears in the December 31, 2000 annual report of Form 11-K of Grey Wolf Drilling Company 401(k) Plan.

/s/ KPMG LLP

Houston, Texas
June 29, 2001

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